Exhibit 99.3

           ECSI Announces Appointment of New Corporate Account Manager

CLIFTON, N.J., Nov. 23, 2004, - ECSI International, Inc., a division of Electronic Control Security Inc. (OTC BB:EKCS.OB), a global leader in perimeter security systems, today announced the appointment of Ken Picard as Manager of Corporate Accounts and U.S.A.F. TASS Program Manager.

Mr. Picard has over fourteen years experience in marketing, business development and program management of high-end technology and security related products. He has served as the marketing and program manager for the Tactical Automated Security System (TASS), a major security program for the U.S. Air Force.

Prior to joining ECSI, Mr. Picard was the founder and president of SPI which specialized in the sale and distribution of security equipment. He has held similar security related positions with Curtiss-Wright Security Systems, Lau Technologies and PanTec, Inc.

Arthur Barchenko, President and CEO of ECSI, said, "Mr. Picard's experience in the electronic security field will be instrumental in expanding and solidifying ECSI's presence on the TASS program with Hanscom Air Force Base as well as developing government related corporate accounts. He is a seasoned security professional who understands the industry and needs of the clients."

About ECSI

ECSI is recognized as a global leader in perimeter security and an effective quality provider for both the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high-threat environments. The employment of risk assessment and analysis allows ECSI to determine and address the security needs of government and commercial-industrial installations. The company has teaming agreements with ManTech International Co., ADT Federal Systems, ARINC Inc., SRH Marine, Horne Engineering Services, Inc. and other industry leaders. ECSI's corporate office is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562; or visit www.anti-terrorism.com.

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Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied as the result of a variety of factors, of which a number could be potentially beyond the Company's control. The Company's actual results and events will be expressed from time to time in the Company's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. The forward-reaching statements contained herein are made only as of the date of this press release and the Company assumes or undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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For ECSI contact:
John Lipman
Lipman Capital Group Inc.
212-737-9803
jlipman@lipmangrp.com